Exhibit 99

[Orient-Express Hotels Ltd. news release]

Contact:

Martin O’Grady	Pippa Isbell
Vice President, Chief Financial Officer	Vice President, Corporate Communications
Tel: +44 20 7921 4038	Tel: +44 20 7921 4065
E: martin.ogrady@orient-express.com	E: pippa.isbell@orient-express.com

FOR IMMEDIATE RELEASE
February 25, 2009

ORIENT-EXPRESS HOTELS REPORTS FOURTH QUARTER
AND FULL YEAR 2008 RESULTS

Fourth Quarter Earnings Summary

•                Local Currency same store RevPAR down 16%

•                Total revenue, before real estate, was $107.8 million, down 26% on prior year

•                Net loss from continuing operations was $43.5 million or $0.94 per common share

•                Non-recurring charges were $44.1 million or $0.95 per common share

•                Adjusted net earnings from continuing operations were $0.6 million or $0.01 per common share

•                Adjusted EBITDA from continuing operations was $11.1 million

Key events

•                Won UK High Court action to protect ‘Cipriani’ trade mark

•                Raised $52.5 million through a registered direct offering of class A common shares in November 2008 to enhance liquidity

•                Previously announced cost saving program including capital expenditure reduction and project deferrals fully implemented

•                Studying impact of deferral of New York hotel project

Hamilton, Bermuda, February 25, 2009.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners or part-owners and managers of 51 luxury hotels, restaurants, tourist trains and river cruise properties operating in 25 countries, today announced its results for the fourth quarter and full year ended December 31, 2008.

For the fourth quarter, the Company reported a net loss of $48.0 million (loss of $1.04 per common share) on revenue of $81.7 million, compared with a net loss of $4.9 million (loss of $0.12 per common share) on revenue of $151.2 million in the fourth quarter of 2007. The net loss from continuing operations for the period was $43.5 million (loss of $0.94 per common share), compared with net earnings of $10.2 million ($0.24 per common share) in the fourth quarter of 2007. The adjusted net earnings from continuing operations for the period was $0.6 million ($0.01 per common share), compared with adjusted net earnings of $8.8 million ($0.21 per common share) in the fourth quarter of 2007.

For the year ended December 31, 2008, the Company reported a net loss of $26.6 million (loss of $0.61 per common share) on revenue of $574.4 million, compared with net earnings of $33.6 million ($0.79 per common share) on revenue of $599.6 million in 2007. The net loss from continuing operations for the year was $6.6 million (loss of $0.15 per common share), compared with net earnings of $50.3 million ($1.19 per common share) in 2007. The adjusted net earnings from continuing operations for the year was $37.3 million ($0.86 per common share), compared with adjusted net earnings of $48.3 million ($1.14 per common share) in 2007.

Paul White, President and Chief Executive Officer, said, “Fourth quarter results clearly reflect the impact of the global economic downturn on our industry and our business. We will therefore continue to take prudent action, focusing on diligent cost control measures to preserve cash while maintaining Orient-Express Hotels’ high level of customer service.  In the quarter the drop in revenue before Real Estate of $38.4 million was offset by fixed and variable cost savings of $19.6 million, leading to an adjusted operating EBITDA reduction, before Real Estate, of $18.8 million or 49% of the fall in revenue. All but essential capital expenditure and development projects have been deferred or cancelled.  Furthermore, we have no significant near term debt maturities and ended 2008 with cash and available funds of $116.4 million.  Our global outreach, and ownership of some of the finest travel assets around the world, will allow us to navigate near term challenges while positioning us to benefit when the market recovers.”

The results for the fourth quarter include a non-cash impairment charge of $32.7 million. This includes a write-down of $23.0 million relating to the Company’s investment in Hotel Ritz, Madrid, which is 50% owned and managed by the Company.  There were additional goodwill impairment charges of $9.7 million on five other assets.

Revenue and EBITDA including Real Estate were negatively impacted during the fourth quarter by $26.9 million and $5.2 million, respectively, due to a change in the Company’s application of accounting policy relating to the project at Porto Cupecoy.

Excluding Real Estate, revenue was down 26% over the fourth quarter of 2007 reflecting a fall in Owned Hotels same store RevPAR of 16% in local currency (29% in U.S. dollars) and a 36% fall in dollar revenues from Trains and Cruises.

Revenue from Owned Hotels for the fourth quarter was $80.1 million, down 26% over the same period in 2007.  Revenue fell by 42% in Europe, 6% in North America, and 19% in Rest of World, reflecting the sudden and dramatic global downturn at the end of the year and the marked depreciation of the Euro.  Restaurants revenue was down by 17% year-over-year.

EBITDA before Real Estate and impairment write downs for the fourth quarter was $5.6 million compared to $29.0 million in the prior year. The principal variances from last year included the result from Grand Hotel Europe (down $2.5 million), the Italian hotels (down $3.6 million), Trains and Cruises (down $3.4 million) and a $5.6 million increase in central costs, which included restructuring charges, costs relating to abandoned projects and the special shareholders’ meeting.

Business Highlights

During the fourth quarter the Company fully implemented its previously announced cost reduction program while maintaining the high level of guest services, which are the hallmark of Orient-Express Hotels. This will result in annual savings of $20 million.

The global financial crisis, including the problems in the credit and real estate markets, have made it impossible to obtain suitable financing and/or partners for the New York hotel project at this time.  The Company has therefore advised the New York Public Library that it has determined not to exercise its right to further extend the closing date of the purchase of the land on which its planned hotel would be built and that it would not be in a position to close the transaction as provided in the Purchase and Sale Agreement.  Orient-Express Hotels has proposed to enter into discussions with the Library to further defer or restructure the project.

Capital expenditure in the Company’s hotels has also been minimized and will cover only health, safety and other essential or legally committed expenditure. The Company has made substantial investment in its portfolio over the last several years, and the assets are in excellent condition and can withstand a pause in capital investment.

After a thorough evaluation of the Porto Cupecoy project, the Company has decided to complete this development and is executing a strategy to make the project cash neutral in 2009 and cash generative from 2010.  An international project management firm has been hired to oversee completion of the construction process, further ensuring that Porto Cupecoy stays on track for completion in 2009.

As reported in the last quarter, all new development projects have been cancelled and the Company’s rebuilding of El Encanto has been postponed until credit availability improves.

In carrying out the Company’s commitment to protecting its valuable brands, Hotel Cipriani has been successful in an action in the High Court in London for trade mark infringement and passing off in respect of the mark ‘Cipriani’ for restaurant services, against the operators of the restaurant Cipriani London.  As a result, subject to an appeal which the defendants have lodged, Hotel Cipriani is entitled to an injunction preventing the defendants from carrying on a restaurant business in the UK using the names ‘Cipriani’ and ‘Cipriani London’ and is seeking damages and costs.

Regional Performance

In the quarter overall, worldwide same store RevPAR declined by 16% in local currency (29% in U.S. dollars).  Same store RevPAR for the fourth quarter for Europe fell by 31% in local currency (45% in U.S. dollars), in North America it fell 12% and Rest of World increased by 1% in local currency (fell by 21% in U.S. dollars).

Europe:

For the fourth quarter, revenue was down 42% from $43.7 million in 2007 to $25.1 million in 2008.  After a $9.6 million or 25% reduction in operating costs, EBITDA decreased from $4.6 million in the fourth quarter of 2007 to a loss of $4.4 million in 2008. EBITDA from the Italian properties fell by $3.6 million to a loss of $5.3 million and included restructuring charges of $0.8 million.  Hôtel de la Cité in Carcassonne, France had a $0.9 million fall in EBITDA, but the prior year result included a gain from the sale of assets of $0.9 million. Grand Hotel Europe, St Petersburg, Russia had a fall in EBITDA year-over-year from $3.5 million to $1.0 million reflecting reduced spending in a country that has been particularly hard hit by the economic downturn.

North America:

Revenue for the fourth quarter was down 6% from $22.4 million in 2007 to $21.0 million in 2008. EBITDA decreased by $1.8 million year-over-year to $1.1 million in the fourth quarter.  The Windsor Court, New Orleans, was particularly impacted by a slowdown in corporate and conference business and contributed EBITDA of $0.6 million, a fall of $0.6 million over the prior year. Keswick Hall and Club was impacted by staff restructuring costs and a 9% fall in revenue, and contributed an EBITDA loss of $0.6 million, a fall of $0.6 million over the prior year.

Southern Africa:

Revenue in Southern Africa fell by 24% year-over-year, from $13.3 million to $10.1 million. This was all attributable to the depreciation of the South African rand versus the U.S. dollar.  EBITDA fell by $0.9 million to $4.1 million.

South America:

Revenue at the South American properties fell year-over-year by 15% in the fourth quarter from $17.3 million to $14.7 million.  EBITDA fell from $4.3 million to $4.1 million. Hotel das Cataratas is continuing its refurbishment program and recorded an EBITDA loss of $0.6 million, compared to a loss of $0.3 million in the prior year.

Asia Pacific:

Revenue for the fourth quarter was down 20% from $11.3 million in 2007 to $9.1 million in 2008. EBITDA fell by $1.0 million to $1.5 million.  The Australian properties were particularly impacted by the economic downturn, with revenue down 10% in local currency, but the depreciation of the Australian dollar against the U.S. dollar resulted in revenue being 36% down in U.S. dollars.  The Asian hotels were more insulated and generated a 4% increase in revenue.  The fall in EBITDA was wholly attributable to the Australian properties.

Hotel management and part-ownership interests:

Fourth quarter EBITDA was $5.7 million compared with $6.4 million in 2007.  Hotel Ritz, Madrid was particularly impacted by a sharp deterioration in the Spanish economy.

Restaurants:

EBITDA was $1.7 million compared with $2.6 million in the same quarter last year.  The ‘21’ Club served 10% fewer covers in its restaurant and private dining was down 22%. The average check fell by 4%.

Trains and Cruises:

Revenue was $15.2 million, a fall of 36% year-over-year, and EBITDA was $2.7 million, a fall of $3.4 million.  Revenue for the Venice Simplon-Orient-Express was down 36% in U.S. dollars but only 8% in local currency reflecting the depreciation of sterling against the U.S. dollar.

Real Estate:

In the fourth quarter, the Company reported an EBITDA loss of $5.3 million. As the Company is no longer able to reasonably estimate future sales in the current downturn, percentage-of-completion accounting for Porto Cupecoy was suspended and profits booked up to the third quarter of 2008 of $5.2 million were reversed in the current quarter. Porto Cupecoy sold four condominiums during the quarter and no sales were cancelled.

Tax:

The tax credit for the quarter was $9.3 million, including FIN 48 credits of $12.7 million and excluding a tax charge in respect of discontinued operations of $3.0 million, compared to a credit of $0.4 million in the same quarter in the prior year, which included FIN 48 credits of $8.0 million. The Company’s reported tax charge for the full year was $7.8 million, inclusive of full year FIN 48 credits of $11.8 million and excluding a tax charge in respect of discontinued operations of $3.0 million. The Company’s reported tax charge on the same basis in 2007 was $20.4 million, inclusive of full year FIN 48 credits of $7.1 million.  Excluding FIN 48 adjustments, the Company’s reported tax charge was $19.6 million in 2008 and $27.5 million in 2007.

Central costs:

In the fourth quarter, central costs were $11.0 million compared with $5.4 million in the fourth quarter of 2007, an increase of $5.6 million. Principal variances included restructuring charges and costs relating to abandoned projects and the special shareholders’ meeting.

Interest:

The interest charge for the quarter was $14.6 million compared with $11.6 million in the third quarter of 2008 and $11.4 million in the fourth quarter of 2007.  The quarter included a non-cash charge of $4.3 million arising on interest rate swaps that did not qualify for hedge accounting, compared with a charge of $0.4 million in the third quarter of 2008 and income of $0.1 million in the fourth quarter of 2007.

Investment:

Total capital expenditure in the fourth quarter was $32.3 million, which included various projects at, in particular, Copacabana Palace, Hotel das Cataratas, the New York hotel project, Grand Hotel Europe and the Villas at La Samanna.

Balance Sheet:  At December 31, 2008, the Company’s total debt was $860.1 million, working capital facilities drawn were $54.2 million and cash balances amounted to

$79.0 million, giving a total net debt of $835.3 million compared with total net debt of $770.1 million at the end of the third quarter of 2008. The increase in total net debt is after consolidating at December 31, 2008 total net debt of $79.6 million relating to the Charleston Place Hotel which was previously accounted for using the equity method.

At December 31, 2008, debt was approximately 40% fixed and 60% floating.  The weighted average interest rate (including margin and the impact of swaps) was 5.1%, and the scheduled amortization over the next three years, after rolling $105.4 million drawn under revolver facilities, is $34.6 million in 2009, $48.3 million in 2010, and $552.4 million in 2011.  The Company had unrestricted cash and funds available under working capital and revolving credit facilities totaling $116.4 million.

To further strengthen its liquidity, in November, 2008, the Company raised $52.5 million, net of fees, through a registered direct offering of 8.5 million class A common shares.

Accounting changes

In the fourth quarter the Company changed its application of the accounting policy relating to the Real Estate project at Porto Cupecoy. Previously, the Company has applied the “percentage-of-completion method” whereby it recorded revenues based on the percentage of physical completion applied to sales made, and cost of sales after applying a projected project margin.  As a result of the global financial crisis and the increased uncertainty over projected final revenue, the Company is required by U.S. GAAP to record proceeds received as deferred revenue until it can reasonably estimate future sales and profits.  As a consequence of this change of application of its accounting policy, the Company has reversed in the fourth quarter cumulative revenue of $26.9 million and cumulative costs of $21.7 million (of which $15.3 million and $10.5 million, respectively, had previously been recorded in 2007). This change of application of accounting policy had no cash effect on the Company although the net charge for the full year was $4.9 million.

At the end of the fourth quarter, the Company has consolidated the assets and liabilities of its Charleston Place hotel, effective December 31, 2008 and from this date will consolidate its results.  Following receipt of a third-party valuation at the year end, the Company has determined that its investment in the hotel falls within the scope of FASB Interpretation No. 46 (Revised), “Consolidation of Variable Interest Entities”, because at that date the Company provided more than half of the hotel’s total equity, subordinated debt and other forms of subordinated financial support. The Company has determined that it is the primary beneficiary of the residual economic interest in the hotel and accordingly has consolidated the property, valued at $197 million, and its related liabilities, including third-party debt of $80 million that is non-recourse to the Company and a deferred tax liability of $64 million.

Outlook

“While continued economic uncertainty creates significant challenges in predicting booking patterns, our short term strategies are built on mitigating the impact of lower revenue on EBITDA, and preserving cash,” stated White.  “Our General Managers have a tight control on costs and proven experience in yield management, honed in previous downturns.  I am confident that we can move quickly and appropriately as market conditions develop.  In the meantime, the clear focus of the entire Company continues to be on delivering excellence, personalized service and memorable experiences to our guests; while management monitors the credit markets and the economic landscape with the objective of continuing to drive shareholder value.  This focus positions the Company exactly where it needs to be for the long term.”

*******

Reconciliation and Adjustments

$’000 – except per share amounts	Three months ended December 31		Twelve months ended December 31
	2008	2007	2008	2007
EBITDA from continuing operations	(32,330)	30,489	85,854	154,128
Adjusted items:
Impairment (1)	32,715	-	32,715	-
Hotel das Cataratas (2)	641	343	3,622	343
Management restructuring and related costs(3)	2,719	501	2,719	3,352
Abandoned projects (4)	1,418	-	1,497	-
Special shareholders’ meeting (5)	690	-	690	-
Gain on disposal of fixed assets (6)	-	-	-	(2,312)
Porto Cupecoy (7)	5,247	(1,855)	4,866	(4,866)
Adjusted EBITDA from continuing operations	11,100	29,478	131,963	150,645
US GAAP reported net (loss)/ earnings	(48,056)	(4,933)	(26,551)	33,642
Discontinued operations net of tax	4,547	15,156	19,939	16,621
Net (loss)/ earnings from continuing operations	(43,509)	10,223	(6,612)	50,263
Adjusted items net of tax:
Impairment (1)	32,715	-	32,715	-
Hotel das Cataratas (2)	451	230	2,447	230
Management restructuring and related costs(3)	2,095	501	2,095	3,352
Abandoned projects (4)	1,418	-	1,497	-
Special shareholders’ meeting (5)	690	-	690	-
Gain on disposal of fixed assets (6)	-	-	-	(1,664)
Porto Cupecoy (7)	5,247	(1,779)	4,902	(4,634)
Interest rate swaps (8)	3,881	(66)	4,022	(372)
Foreign exchange gain (9)	(2,419)	(306)	(4,494)	1,096
Adjusted net earnings from continuing operations	569	8,803	37,262	48,271
Reported EPS	(1.04)	(0.12)	(0.61)	0.79
Reported EPS from continuing operations	(0.94)	0.24	(0.15)	1.19
Adjusted EPS from continuing operations	0.01	0.21	0.86	1.14
Number of shares (millions)	46.35	42.46	43.44	42.39

1.                                Impairment charge recorded on five owned properties and one joint venture.

2.                                Result from Hotel das Cataratas, currently undergoing full refurbishment program and operating as an Orient-Express Hotel from January 1, 2009.

3.                                The Company incurred restructuring and redundancy costs in 2008 following the implementation of a cost reduction program and in 2007 incurred costs relating to the restructuring of senior management.

4.                                Costs associated with certain projects which the Company has decided not to pursue.

5.                                The cost associated with holding a Special General Meeting requisitioned by two institutional shareholders.

6.                                In 2007, the Company recorded a gain on the settlement of insurance proceeds received for hurricane-damaged assets at Maroma Resort and Spa.

7.                                In Q4 2008 there was a change in the application of the accounting policy for revenue recognition resulting in the reversal of revenues and earnings previously reported.

8.                                Charges on swaps that did not qualify for hedge accounting.

9.                                Foreign exchange, net of tax, is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the reporting currency of the entity concerned.

Management evaluates the operating performance of the Company’s segments on the basis of segment net earnings before interest, foreign currency, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability  to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets.  EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies.  EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating operating performance.

Adjusted net earnings, adjusted net earnings from continuing operations, and adjusted E.P.S. are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP.  They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by U.S. GAAP.  Management considers adjusted net earnings, adjusted net earnings from continuing operations, and adjusted E.P.S. to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item) and significant disposals of assets or investments, which could otherwise have a material effect on the comparability of the Company’s core operations.  Adjusted net earnings, adjusted net earnings from continuing operations, and adjusted E.P.S. are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding earnings outlook, investment plans and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the news release, possible claims against the Company by the New York Public Library if the agreement between the parties cannot be satisfactorily amended, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed capital expenditures and acquisitions, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions, and legislative, regulatory and political developments.  Further information regarding these and other factors is included in the filings by the company with the U.S. Securities and Exchange Commission.

******

Orient-Express Hotels will conduct a conference call on Thursday, 26 February, 2009 at 10.00 hrs ET (15.00 GMT) which is accessible at +1 866 966 5335 (US toll free) or +44 (0)20 3037 9120 (Standard International access).  The conference ID is ‘Orient-Express’.  A re-play of the conference call will be available until 5.00pm (ET) Thursday, 5 March, 2009 and can be accessed by calling +1 866 583 1035 (US toll free) or +44 (0)20 8196 1998 (Standard International) and entering replay access number 3917290#.  A re-play will also be available on the company’s website: www.orient-expressinvestorinfo.com.

ORIENT-EXPRESS HOTELS LTD

Three Months ended December 31, 2008

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Three months ended December 31
$’000 – except per share amount	2008	2007

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	25,143	43,680
- North America	20,999	22,379
- Rest of World	33,932	41,790
Hotel management & part ownership interests	5,684	6,407
Restaurants	6,842	8,261
Trains & Cruises	15,195	23,724
Revenue and earnings from unconsolidated companies before Real Estate	107,795	146,241
Real Estate	(26,134)	4,988
Total (1)	81,661	151,229

Analysis of earnings
Owned hotels
- Europe	(4,366)	4,556
- North America	1,089	2,859
- Rest of World	9,788	11,900
Hotel management & part ownership interests	5,684	6,407
Restaurants	1,741	2,645
Trains & Cruises	2,663	6,066
Central overheads	(10,964)	(5,387)
EBITDA before Real Estate, impairment and gain on disposal	5,635	29,046
Real Estate	(5,250)	1,443
EBITDA before impairment	385	30,489
Impairment	(32,715)	-
EBITDA	(32,330)	30,489
Depreciation & amortization	(8,601)	(10,471)
Interest	(14,634)	(11,359)
Foreign exchange	2,785	1,138
Earnings before tax	(52,780)	9,797
Tax	9,271	426
Net (loss)/earnings from continuing operations	(43,509)	10,223
Discontinued operations	(4,547)	(15,156)
Net (loss)/earnings on common shares	(48,056)	(4,933)

(Loss)/earnings per common share	(1.04)	(0.12)
Number of shares – millions	46.35	42.46

(1)                            Comprises earnings from unconsolidated companies of $5,434,000 (2007 - $5,315,000) and revenue of $76,227,000 (2007 - $145,914,000).

ORIENT-EXPRESS HOTELS LTD

Three Months Ended December 31, 2008

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended December 31
	2008	2007
Average Daily Rate (in U.S. dollars)
Europe	370	577
North America	386	387
Rest of World	273	323
Worldwide	322	408

Rooms Available (000’s)
Europe	75	78
North America	55	56
Rest of World	112	106
Worldwide	242	240

Rooms Sold (000’s)
Europe	29	38
North America	32	34
Rest of World	71	68
Worldwide	132	140

RevPAR (in U.S. dollars)
Europe	140	283
North America	226	239
Rest of World	172	207
Worldwide	175	239

			Change %
Same Store RevPAR (in U.S. dollars)			Dollar	Local currency
Europe	138	252	-45%	-31%
North America	163	185	-12%	-12%
Rest of World	148	187	-21%	1%
Worldwide	148	210	-29%	-16%

ORIENT-EXPRESS HOTELS LTD

Twelve Months ended December 31, 2008

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Twelve months ended December 31
$’000 – except per share amount	2008	2007

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	229,578	228,522
- North America	88,118	85,411
- Rest of World	138,976	128,771
Hotel management & part ownership interests	23,302	23,840
Restaurants	20,333	22,638
Trains & Cruises	88,296	90,522
Revenue and earnings from unconsolidated companies before Real Estate	588,603	579,704
Real Estate	(14,154)	19,908
Total (1)	574,449	599,612

Analysis of earnings
Owned hotels
- Europe	62,629	71,033
- North America	10,182	13,238
- Rest of World	32,849	35,611
Hotel management & part ownership interest	23,302	23,840
Restaurants	2,878	4,564
Trains & Cruises	24,279	25,481
Central overheads	(31,117)	(26,072)
EBITDA before Real Estate, impairment and gain on disposal	125,002	147,695
Real Estate	(6,433)	4,121
EBITDA before impairment and gain on disposal	118,569	151,816
Impairment	(32,715)	-
Gain on disposal of fixed assets	-	2,312
EBITDA	85,854	154,128
Depreciation & amortization	(39,005)	(38,947)
Interest	(50,612)	(45,436)
Foreign exchange	4,925	917
Earnings before tax	1,162	70,662
Tax	(7,774)	(20,399)
Net (loss)/earnings from continuing operations	(6,612)	50,263
Discontinued operations	(19,939)	(16,621)
Net (loss)/earnings on common shares	(26,551)	33,642

(Loss)/earnings per common share	(0.61)	0.79
Number of shares – millions	43.44	42.39

(1)                            Comprises earnings from unconsolidated companies of $23,757,000 (2007 - $21,197,000) and revenue of $550,692,000 (2007 - $578,415,000).

ORIENT-EXPRESS HOTELS LTD

Twelve Months Ended December 31, 2008

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Twelve months ended December 31
	2008	2007
Average Daily Rate (in U.S. dollars)
Europe	757	686
North America	390	371
Rest of World	279	272
Worldwide	444	428

Rooms Available (000’s)
Europe	322	325
North America	225	222
Rest of World	454	408
Worldwide	1,001	955

Rooms Sold (000’s)
Europe	171	187
North America	140	141
Rest of World	280	259
Worldwide	591	587

RevPAR (in U.S. dollars)
Europe	402	396
North America	242	236
Rest of World	172	173
Worldwide	262	263

			Change %
Same Store RevPAR (in U.S. dollars)			Dollar	Local currency
Europe	380	369	3%	-2%
North America	230	226	2%	2%
Rest of World	171	161	6%	12%
Worldwide	258	248	4%	3%

ORIENT-EXPESS HOTELS LTD

CONSOLIDATED AND CONDENSED BALANCE SHEETS

(Unaudited)

$’000	December 31 2008	December 31 2007

Assets

Cash	78,988	94,365
Accounts receivable	48,568	63,673
Due from related parties	10,013	30,406
Prepaid expenses	19,916	16,115
Inventories	45,841	45,756
Other assets held for sale	35,978	54,417
Real estate assets	83,983	57,157
Total current assets	323,287	361,889

Property, plant & equipment, net book value	1,464,095	1,273,956
Investments	67,464	147,539
Goodwill	154,054	133,497
Other intangible assets	20,255	21,660
Other assets	39,978	49,896
	2,069,133	1,988,437

Liabilities and Shareholders’ Equity

Working capital facilities	54,179	64,419
Accounts payable	24,563	30,132
Accrued liabilities	74,522	61,224
Deferred revenue	56,731	35,545
Other liabilities held for sale	4,781	5,619
Current portion of long-term debt and capital leases	139,968	127,795
Total current liabilities	354,744	324,734

Long-term debt and obligations under capital leases	720,155	658,615
Deferred income taxes	168,589	119,112
Other liabilities	41,476	35,691
Minority interest	1,571	1,754

Shareholders’ equity	782,598	848,531
	2,069,133	1,988,437